Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

September 11, 2013

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) as described in the Pricing Supplement dated September 4, 2013 (the “Pricing Supplement”) to the Prospectus Supplement dated July 23, 2013 and the Prospectus dated July 23, 2013 (the “Prospectus”) contained in the Registration Statement on Form F-3, File No. 333-189888.  We hereby confirm to you that the statements of U.S. tax law set forth under the heading “U.S. Federal Income Tax Considerations” in the Pricing Supplement  constitute a fair and accurate summary of the material tax consequences of owning the Notes, subject to the limitations and exceptions set forth in the Pricing Supplement and the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Pricing Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Pricing Supplement	Date of Issue of Notes

$800,000,000 aggregate principal amount of 1.450% Senior Notes, due September 9, 2016	September 4, 2013	September 11, 2013